EXHIBIT 5.1

April 3, 2024
Iradimed Corporation
1025 Willa Springs Drive
Winter Springs, Florida 32708
Ladies and Gentlemen:
We have acted as counsel to Iradimed Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to, among other things, the issuance and sale from time to time, pursuant to Rule 415 promulgated under the Securities Act, by the Company of shares of its common stock, par value $0.0001 per share (the “Common Stock”), with a maximum aggregate public offering price of $75,000,000.
This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the prospectus included in the Registration Statement; (iii) the Company’s Amended and Restated Certificate of Incorporation, as amended through the date hereof (the “Certificate of Incorporation”); (iv) the Company’s Third Amended and Restated Bylaws, as amended through the date hereof; and (v) copies of resolutions adopted by the Board of Directors of the Company relating to the Registration Statement. We have also examined and relied upon certificates of public officials and have considered such matters of law as we have deemed necessary to render the opinions contained herein.  With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.
For the purposes of this opinion letter, we have assumed that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine.  We have further assumed the legal capacity of natural persons, and we have assumed that (i) each party to the documents we have examined or relied on (the “Reviewed Documents”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) each party to the Reviewed Documents (a) has the legal capacity, power and authority to execute, deliver, and perform its obligations under the Reviewed Documents to which it is a party, (b) has taken all action necessary to duly authorize the execution and delivery of, and the performance of its obligations under, the Reviewed Documents, and (c) has duly executed and delivered the Reviewed Documents; and (iii) the Reviewed Documents constitute the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.  We have not verified any of the foregoing assumptions.

Iradimed Corporation
April 3, 2024

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality, or other political subdivision or local governmental agency or authority.
We have further assumed that (i) the Registration Statement and any required post-effective amendment thereto will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement or any such post-effective amendment; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Common Stock offered thereby and will comply with all applicable laws; (iii) the Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) the Company’s Board of Directors and/or any duly authorized committee shall have not rescinded or otherwise modified its authorization of any such issuance of Common Stock or any related matters; and (v) the Company shall remain at all times remain a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
Based on and subject to the foregoing, it is our opinion that when (i) the terms of an issuance and sale of Common Stock have been duly authorized and approved by all necessary action of (a) the Company’s Board of Directors and/or a duly authorized committee thereof and (b) the Company’s stockholders, so as not to violate any applicable law, rule or regulation, including, without limitation, the DGCL or result in a default under or a breach of any agreement or instrument binding upon the Company, including, without limitation, the Certificate of Incorporation, as it may be amended from time to time, hereafter and so as to comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) certificates representing the shares of the Common Stock have been duly executed, issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with any agreement or instrument binding upon the Company and the DGCL; and (iii) notation of the issuance of the shares of Common Stock has been properly made in the Company’s stock ledger, upon payment of the consideration fixed therefor in accordance with the applicable definitive purchase, underwriting or similar agreement which is enforceable against all parties thereto in accordance with its terms and in an amount at least equal to the aggregate par value of the shares of Common Stock being issued and duly authorized by the Company’s Board of Directors and/or a duly authorized committee thereof, the Common Stock will be validly issued, fully paid and nonassessable.

Iradimed Corporation
April 3, 2024

We note that the maximum number of shares of Common Stock issuable under the Registration Statement is not specified, and we assume that, at the time of the issuance of any share of Common Stock under the Registration Statement, the Company will have sufficient authorized and unissued, not otherwise committed to be issued, shares of Common Stock to provide for such issuance.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus forming a part thereof.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP